Exhibit 99.1

ORCHID ISLAND CAPITAL ANNOUNCES Third QUARTER 2026 RESULTS

VERO BEACH, Fla. (October 22, 2026) – Orchid Island Capital, Inc. (NYSE: ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended September 30, 2026.

Third Quarter 2026 Results

●	Net loss of $178.9 million, or $0.90 per common share, which consists of:
●	Net interest income of $59.1 million, or $0.30 per common share
●	Total expenses of $6.3 million, or $0.03 per common share
●	Net realized and unrealized losses of $231.7 million, or $1.17 per common share, on RMBS and derivative instruments, including net interest income on interest rate swaps
●	Third quarter dividends declared and paid of $0.30 per common share
●	Book value per common share of $6.02 at September 30, 2026
●	Total return of (12.47)%, comprised of $0.30 dividend per common share and $1.20 decrease in book value per common share, divided by beginning book value per common share

Other Financial Highlights

●	In the midst of very turbulent market conditions, Orchid maintained a strong liquidity position of $515.7 million in cash and cash equivalents and unpledged securities, or approximately 44% of stockholders' equity as of September 30, 2026
●	Borrowing capacity in excess of September 30, 2026 outstanding repurchase agreement balances of $10.4 billion, spread across 33 active lenders
●	Repurchased approximately 4.95 million shares during the third quarter and approximately 1.67 million shares to date in October
●	Increased hedge coverage and extended hedge duration as market conditions deteriorated during the quarter and leverage increased
●	Company to discuss results on Friday, October 23, 2026, at 10:00 AM ET
●	Supplemental materials to be discussed on the call can be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com

Management Commentary

Commenting on the third quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The third quarter of 2026 presented very challenging market conditions as we witnessed a significant increase in interest rates across the globe.  Benchmark U.S. treasury yields reached levels last seen in the early 2000s. The Agency RMBS market was particularly impacted and there was widespread deleveraging and forced selling, with implied interest rate volatility spiking higher as well. Going into the sell-off Orchid had hedge coverage at over 90% of our funding levels and a high coupon bias which proved beneficial as higher coupons generated better absolute returns – or less negative – during the period. To counteract the leverage ratio expansion as our book value declined, we opted to focus on our hedges by both increasing both the notional balances – to near 100% coverage – and duration of our hedges versus solely relying on asset sales. Secondly, we used a combination of modest asset sales – less than $400 million – and retaining our monthly pay-downs to limit the leverage expansion.  We took advantage of the depressed stock price to repurchase approximately 6.6 million shares to date since the end of the second quarter and did so strategically when the stock price was trading at a significant discount to our book value.  Throughout the quarter we were able to maintain ample liquidity.

“Our objective was to maximize our book value recovery potential if spreads recovered and/or rates decreased and to sustain the dividend. To the extent our funding levels increase as a result of Fed interest rate hikes, our higher coupon, low premium specified pools should provide enhanced income potential in a slow prepay environment - even more so with the majority of the portfolio now priced below par, allowing for discount accretion. Further buttressing our earnings potential is our nearly 100% hedge coverage. While the cost of our funding hedges has increased modestly with the expansion of the notional balance and duration of the hedge book, the asset yields will be higher across the entire portfolio, offset to some extent by the slight 6.7% reduction in the portfolio size we experienced. To the extent the market has fully stabilized now, we are quite comfortable with our positioning.”

Details of Third Quarter 2026 Results of Operations

The Company reported a net loss of $178.9 million for the three month period ended September 30, 2026, compared with net income of $72.1 million for the three month period ended September 30, 2025. Interest income on the portfolio in the third quarter was down approximately $0.1 million from the second quarter of 2026. The yield on our average Agency RMBS increased slightly from 5.74% in the second quarter of 2026 to 5.91% for the third quarter of 2026, and our repurchase agreement borrowing costs increased from 3.80% for the second quarter of 2026 to 3.92% for the third quarter of 2026. Book value decreased by $1.20 per share in the third quarter of 2026. The decrease in book value reflects our net loss of $0.90 per share and the dividend distribution of $0.30 per share. The Company recorded net realized and unrealized losses of $231.7 million on Agency RMBS assets and derivative instruments, including net interest income on interest rate swaps.

Prepayments

For the quarter ended September 30, 2026, Orchid received $306.0 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 8.4%. Prepayment rates on the two RMBS sub-portfolios were as follows (in CPR):

Total
Three Months Ended	Portfolio (%)
September 30, 2026	8.4
June 30, 2026	10.9
March 31, 2026	14.7
December 31, 2025	15.7
September 30, 2025	10.1
June 30, 2025	10.1
March 31, 2025	7.8

Portfolio

The following tables summarize certain characteristics of Orchid’s RMBS portfolio as of September 30, 2026 and December 31, 2025:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
September 30, 2026
Fixed Rate RMBS	$10,655,685	99.9%	5.53%	334	1-Jun-56
Other	11,383	0.1%	3.41%	201	25-Jul-48
Total Mortgage Assets	$10,667,068	100.0%	5.51%	333	1-Jun-56
December 31, 2025
Fixed Rate RMBS	$10,615,570	99.9%	5.67%	341	1-Jan-56
Other	13,088	0.1%	3.25%	210	25-Jul-48
Total Mortgage Assets	$10,628,658	100.0%	5.64%	340	1-Jan-56

($ in thousands)
	September 30, 2026		December 31, 2025
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$5,557,220	52.1%	$5,675,461	53.4%
Freddie Mac	5,109,848	47.9%	4,953,197	46.6%
Total Portfolio	$10,667,068	100.0%	$10,628,658	100.0%

As of September 30, 2026, the Company's portfolio had an effective duration of 4.327, indicating that an interest rate increase of 1.0% would be expected to cause a 4.327% decrease in the value of the RMBS in the Company’s investment portfolio. This compares to an effective duration of 2.513 as of December 31, 2025, which indicated that an interest rate increase of 1.0% would be expected to cause a 2.513% decrease in the value of the RMBS in the Company’s investment portfolio.

Financing, Leverage and Liquidity

As of September 30, 2026, the Company had outstanding repurchase obligations of approximately $10.4 billion with a net weighted average borrowing rate of 3.99%. These agreements were collateralized by RMBS with a fair value, including accrued interest, of approximately $10.7 billion and cash pledged to counterparties of approximately $130.0 million. The Company’s adjusted leverage ratio, defined as the balance of repurchase agreement liabilities divided by stockholders' equity, at September 30, 2026 was 8.8 to 1. The Company’s economic leverage ratio, defined as the total liabilities, adjusted for net TBA positions, divided by stockholders' equity, at September 30, 2026 was 8.6 to 1. At September 30, 2026, the Company’s liquidity was approximately $515.7 million consisting of cash and cash equivalents and unpledged securities. Below is a list of our outstanding borrowings under repurchase obligations at September 30, 2026.

($ in thousands)
			Weighted	Weighted
	Total		Average	Average
	Outstanding	% of	Borrowing	Maturity
Counterparty	Balances	Total	Rate	in Days
Citigroup Global Markets Inc	$466,497	4.49%	4.00%	20
Hidden Road Partners Civ US LLC	455,496	4.40%	4.03%	47
ABN AMRO Bank N.V.	447,423	4.32%	3.98%	19
StoneX Financial Inc.	438,071	4.23%	4.00%	23
Marex Capital Markets Inc.	436,606	4.21%	4.00%	29
ASL Capital Markets Inc.	433,149	4.18%	3.99%	20
South Street Securities, LLC	428,723	4.14%	4.10%	181
The Bank of Nova Scotia	423,924	4.09%	3.99%	16
J.P. Morgan Securities LLC	423,315	4.09%	4.01%	19
Banco Santander SA	402,148	3.88%	3.85%	13
Cantor Fitzgerald & Co	400,692	3.87%	3.99%	16
DV Securities, LLC Repo	396,961	3.83%	3.92%	10
Clear Street LLC	383,783	3.70%	3.99%	19
Daiwa Securities America Inc.	381,829	3.68%	4.00%	21
Wells Fargo Securities, LLC	371,748	3.59%	3.99%	1
Goldman, Sachs & Co	370,088	3.57%	4.00%	1
Brean Capital, LLC	346,653	3.35%	3.99%	20
ING Financial Markets LLC	340,561	3.29%	3.97%	14
RBC Capital Markets, LLC	328,157	3.17%	4.02%	16
TD Securities (USA) LLC	313,342	3.02%	3.97%	15
Mirae Asset Securities (USA) Inc.	278,527	2.69%	3.99%	21
Morgan Stanley & Co. LLC	277,755	2.68%	4.00%	29
MUFG Securities Canada, Ltd.	246,298	2.38%	3.99%	16
Mitsubishi UFJ Securities (USA), Inc.	226,333	2.18%	4.00%	19
Mesirow Financial, Inc.	221,428	2.14%	3.99%	18
Merrill Lynch, Pierce, Fenner & Smith	201,307	1.94%	4.01%	28
Nomura Securities International, Inc.	200,018	1.93%	3.97%	14
Natixis, New York Branch	176,921	1.71%	4.01%	16
Mizuho Securities USA LLC	171,766	1.66%	3.99%	16
Bank of Montreal	170,860	1.65%	4.02%	26
BNP Paribas Securities Corp.	150,098	1.45%	4.01%	26
Lucid Prime Fund, LLC	29,110	0.28%	3.99%	15
Canyon Partners, LLC	22,130	0.21%	3.93%	14
Total / Weighted Average	$10,361,717	100.00%	3.99%	26

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding against a rise in interest rates by entering into derivative financial instrument contracts. The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented. At September 30, 2026, such instruments were comprised of U.S. Treasury note (“T-Note”) and Secured Overnight Financing Rate ("SOFR") futures contracts, interest rate swap agreements and to-be-announced ("TBA") securities contracts.

The table below presents information related to the Company’s T-Note and SOFR futures contracts at September 30, 2026.

($ in thousands)
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
Treasury Note Futures Contracts (Short Positions)
December 2026 10-year T-Note futures (Dec 2026 - Dec 2036 Hedge Period)(2)	$858,600	4.90%	5.24%	$17,763
December 2026 10-year Ultra futures (Dec 2026 - Dec 2036 Hedge Period)(3)	560,000	4.95%	5.33%	16,963
December 2026 30-year Ultra futures (Dec 2026 - Dec 2056 Hedge Period)(4)	150,000	5.69%	5.75%	1,313
SOFR Futures Contracts (Short Positions)
December 2026 3-Month SOFR futures (Sep 2026 - Dec 2026 Hedge Period)	$97,500	3.27%	3.97%	$681
March 2027 3-Month SOFR futures (Dec 2026 - Mar 2027 Hedge Period)	97,500	3.22%	4.30%	1,056
June 2027 3-Month SOFR futures (Mar 2027 - Jun 2027 Hedge Period)	97,500	3.21%	4.61%	1,368
ERIS SOFR Swap Futures Contracts (Short Positions)(5)
December 2026 5-Year Term, 3.75% fixed rate, (Dec 2026 - Dec 2031 Hedge Period)	$10,000	4.52%	4.86%	$145

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.
(2)	10-Year T-Note futures contracts were valued at a price of $104.20 at September 30, 2026. The aggregate contract values of the short positions were $894.7 million at September 30, 2026.
(3)	10-Year Ultra futures contracts were valued at a price of $105.00 at September 30, 2026. The aggregate contract values of the short positions were $588.0 million at September 30, 2026.
(4)	30-Year T-Note Ultra futures contracts were valued at a price $103.59 at September 30, 2026. The contract value of the short position was $155.4 million at September 30, 2026.
(5)	ERIS swap futures are exchange traded futures that replicate the cash flows of an underlying swap position.

The table below presents information related to the Company’s interest rate swap positions at September 30, 2026.

($ in thousands)
		Average
		Fixed	Average	Average
	Notional	Pay	Receive	Maturity
	Amount	Rate	Rate	(Years)
Expiration > 1 to ≤ 5 years	$5,292,800	3.47%	3.90%	2.9
Expiration > 5 years	2,571,400	3.97%	3.90%	8.3
	$7,864,200	3.63%	3.90%	4.7

The following table summarizes our contracts to sell TBA securities as of September 30, 2026.

($ in thousands)
	Notional
	Amount			Net
	Long	Cost	Market	Carrying
	(Short)(1)	Basis(2)	Value(3)	Value(4)
September 30, 2026
15-Year TBA securities:
5.5%	100,000	99,703	98,523	(1,180)
30-Year TBA securities:
5.0%	(345,000)	(331,555)	(319,152)	12,403
6.0%	(70,000)	(69,716)	(68,453)	1,263
	$ (315,000)	$ (301,568)	$ (289,082)	$ 12,486

(1)	Notional amount represents the par value (or principal balance) of the underlying Agency RMBS.
(2)	Cost basis represents the forward price to be paid (received) for the underlying Agency RMBS.
(3)	Market value represents the current market value of the TBA securities (or of the underlying Agency RMBS) as of period-end.
(4)

Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities) at fair value in our balance sheets.

Dividends

In addition to other requirements that must be satisfied to qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our February 2013 IPO.

(in thousands, except per share data)
Year	Per Share Amount	Total
2013	$6.975	$4,662
2014	10.800	22,643
2015	9.600	38,748
2016	8.400	41,388
2017	8.400	70,717
2018	5.350	55,814
2019	4.800	54,421
2020	3.950	53,570
2021	3.900	97,601
2022	2.475	87,906
2023	1.800	81,127
2024	1.440	96,309
2025	1.440	190,930
2026 - YTD(1)	1.060	208,033
Totals	$70.390	$1,103,869

(1)

On October 14, 2026, the Company declared a dividend of $0.10 per share to be paid on November 27, 2026. The effect of this dividend is included in the table above but is not reflected in the Company’s financial statements as of September 30, 2026.

Book Value Per Share

The Company's book value per share at September 30, 2026 was $6.02. The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At September 30, 2026, the Company's stockholders' equity was $1,171.8 million with 194,661,864 shares of common stock outstanding.

Stock Offerings

On June 11, 2024, we entered into an equity distribution agreement (the “June 2024 Equity Distribution Agreement”) with three sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $250,000,000 of gross proceeds from the sales of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. We issued a total of 30,513,253 shares under the June 2024 Equity Distribution Agreement for aggregate gross proceeds of approximately $250.0 million and net proceeds of approximately $245.8 million, after commissions and fees, prior to its termination in February 2025.

On February 24, 2025, we entered into an equity distribution agreement (the “February 2025 Equity Distribution Agreement”) with four sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $350,000,000 of gross proceeds from the sales of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. On July 28, 2025, the February 2025 Equity Distribution Agreement was amended to increase the aggregate amount of gross proceeds from the sales of shares that may be offered by $150,000,000 to a total of $500,000,000. We issued a total of 59,492,504 shares under the February 2025 Equity Distribution Agreement for aggregate gross proceeds of approximately $445.1 million and net proceeds of approximately $438.0 million, after commissions and fees, prior to its termination in October 2025.

On October 27, 2025, we entered into an equity distribution agreement (the “October 2025 Equity Distribution Agreement”) with four sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $500,000,000 of gross proceeds from the sales of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions. From inception through September 30, 2026, we issued a total of 48,824,644 shares under the October 2025 Equity Distribution Agreement for aggregate gross proceeds of approximately $360.9 million, and net proceeds of approximately $355.2 million, after commissions and fees. For the nine months ended September 30, 2026, we issued a total of 18,558,681 shares under the October 2025 Equity Distribution Agreement for aggregate gross proceeds of approximately $137.7 million, and net proceeds of approximately $135.5 million, after commissions and fees.

Stock Repurchase Program

On July 29, 2015, the Company’s Board of Directors authorized the repurchase of up to 400,000 shares of our common stock. The timing, manner, price and amount of any repurchases is determined by the Company in its discretion and is subject to economic and market conditions, stock price, applicable legal requirements and other factors. The authorization does not obligate the Company to acquire any particular amount of common stock and the program may be suspended or discontinued at the Company’s discretion without prior notice. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 904,564 shares of the Company’s common stock. Coupled with the 156,751 shares remaining from the original 400,000 share authorization, the increased authorization brought the total authorization to 1,061,316 shares, representing 10% of the Company’s then outstanding share count. On December 9, 2021, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 3,372,399 shares, bringing the remaining authorization under the stock repurchase program to 3,539,861 shares, representing approximately 10% of the Company’s then outstanding shares of common stock. On October 12, 2022, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 4,300,000 shares, bringing the remaining authorization under the stock repurchase program to 6,183,601 shares, representing approximately 18% of the Company’s then outstanding shares of common stock. On June 22, 2026, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 25,000,000 shares, bringing the remaining authorization under the stock repurchase program to 26,612,580 shares, representing approximately 13.3% of the Company’s currently outstanding shares of common stock. This stock repurchase program has no termination date.

From the inception of the stock repurchase program through September 30, 2026, the Company repurchased a total of 12,310,506 shares at an aggregate cost of approximately $123.3 million, including commissions and fees, for a weighted average price of $10.02 per share. During the nine months ended September 30, 2026, the Company repurchased a total of 6,052,680 shares at an aggregate cost of approximately $38.5 million including commissions and fees, for a weighted average price of $6.36 per share. During the three months ended September 30, 2026, the Company repurchased a total of 4,946,123 shares at an aggregate cost of approximately $31.2 million including commissions and fees, for a weighted average price of $6.30 per share. Subsequent to September 30, 2026, the Company repurchased a total of 1,669,704 shares at an aggregate cost of approximately $8.4 million including commissions and fees, for a weighted average price of $5.05 per share. The remaining authorization under the stock repurchase program as of October 22, 2026 was 19,996,753 shares.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, October 23, 2026, at 10:00 AM ET. Participants can register and receive dial-in information at https://register-conf.media-server.com/register/BIfedea08824724a5a9237676385ec8a2e. A live audio webcast of the conference call can be accessed at https://edge.media-server.com/mmc/p/j9wajtqm or via the investor relations section of the Company's website at https://ir.orchidislandcapital.com. An audio archive of the webcast will be available for 30 days after the call.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS, such as mortgage pass-through certificates, and CMOs issued by the GSEs, and (ii) structured Agency RMBS, such as IOs, IIOs and principal only securities, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

Statements herein relating to matters that are not historical facts, including, but not limited to statements regarding interest rates, inflation, liquidity, funding levels and spreads, prepayment speeds, portfolio composition, positioning and repositioning, hedging levels, leverage ratio, dividends, book value, investment and return opportunities, the supply and demand for Agency RMBS and the performance of the Agency RMBS sector generally, the effect of actual or expected actions of the U.S. government, including the Fed, market expectations, future opportunities and prospects of the Company, the stock repurchase program, and general economic conditions, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:

Orchid Island Capital, Inc.

Robert E. Cauley

Chairman and Chief Executive Officer

772-231-1400

https://ir.orchidislandcapital.com

Summarized Financial Statements

The following is a summarized presentation of the unaudited balance sheets as of September 30, 2026, and December 31, 2025, and the unaudited quarterly statements of operations for the nine and three months ended September 30, 2026 and 2025. Amounts presented are subject to change.

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	September 30, 2026	December 31, 2025
ASSETS:
Mortgage-backed securities, at fair value	$10,667,068	$10,628,658
U.S. Treasury securities, available-for-sale	207,861	135,133
Cash, cash equivalents and restricted cash	613,968	724,561
Accrued interest receivable	53,076	49,127
Derivative assets, at fair value	20,703	9,253
Reverse repurchase agreements	460,471	128,613
Receivable for investment securities and TBA transactions	-	-
Other assets	860	648
Total Assets	$12,024,007	$11,675,993

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$10,361,717	$10,115,466
Payable for investment securities and TBA transactions	-	1,519
Dividends payable	19,491	21,865
Derivative liabilities, at fair value	1,180	1,846
Accrued interest payable	19,491	31,397
Due to affiliates	1,667	1,661
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	435,692	128,724
Other liabilities	12,933	1,567
Total Liabilities	10,852,171	10,304,045
Total Stockholders' Equity	1,171,836	1,371,948
Total Liabilities and Stockholders' Equity	$12,024,007	$11,675,993
Common shares outstanding	194,661,864	181,985,900
Book value per share	$6.02	$7.54

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2026	2025	2026	2025
Interest income	$486,145	$281,813	$164,120	$108,434
Interest expense	(309,976)	(212,027)	(104,986)	(81,515)
Net interest income	176,169	69,786	59,134	26,919
Losses (gains) on RMBS and derivative contracts	(265,357)	499	(231,719)	50,600
Net portfolio (loss) income	(89,188)	70,285	(172,585)	77,519
Expenses	20,495	14,663	6,335	5,441
Net (loss) income	$(109,683)	$55,622	$(178,920)	$72,078
Other comprehensive income	(836)	280	(280)	94
Comprehensive net	$(110,519)	$55,902	$(179,200)	$72,172

Basic and diluted net (loss) income per share	$(0.56)	$0.48	$(0.90)	$0.53
Weighted Average Shares Outstanding	195,970,255	115,574,062	198,454,916	136,368,958
Dividends Declared Per Common Share:	$0.96	$1.08	$0.30	$0.36

	Three Months Ended September 30,
Key Balance Sheet Metrics	2026	2025
Average RMBS(1)	$11,103,616	$7,674,720
Average repurchase agreements(1)	10,724,316	7,331,428
Average stockholders' equity(1)	1,306,547	999,025
Adjusted leverage ratio(2)	8.8:1	7.4:1
Economic leverage ratio(3)	8.6:1	7.4:1

Key Performance Metrics
Average yield on RMBS(4)	5.91%	5.65%
Average cost of funds(4)	3.92%	4.45%
Average economic cost of funds(5)	3.43%	3.25%
Average interest rate spread(6)	1.99%	1.20%
Average economic interest rate spread(7)	2.48%	2.40%

(1)	Average RMBS, borrowings and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)	The adjusted leverage ratio is calculated by dividing ending repurchase agreement liabilities by ending stockholders’ equity.
(3)	The economic leverage ratio is calculated by dividing ending total liabilities, adjusted for net notional TBA positions and securities borrowed, by ending stockholders' equity.
(4)	Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/borrowings balances and are annualized for the quarterly periods presented.
(5)	Represents the interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average borrowings.
(6)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.
(7)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.